Exhibit 15

August 28, 2003

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended March 28, 2003 and March 29, 2002 and the three-month and six-month periods ended June 27, 2003 and June 28, 2002, as indicated in our reports dated May 8, 2003 and August 7, 2003; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered parts of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP

New York, New York

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